EXHIBIT 1

CONSENT OF LEGAL COUNSEL

I hereby consent to the use of my name in the disclosure statement included as part of this Post-Effective Amendment No. 58 to this Registration Statement and to the reference made to me under the caption “Legal Opinion” in such disclosure statement.

/s/ Susan N. Roth

Susan N. Roth

April 29, 2004